Exhibit 99.1

Tabula Rasa HealthCare Announces First Quarter 2017 Operating Results

1Q 2017 Revenue of $27.7 million, growth of 37%; Reaffirms 2017 financial outlook

Board authorizes share repurchase

MOORESTOWN, N.J., May 1, 2017 (GLOBE NEWSWIRE) — Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a disruptive innovation and technology leader in medication safety, offering a unique Medication Risk Stratification and Medication Risk Mitigation Matrix® suite of decision support tools, today announced its financial results for the first quarter ended March 31, 2017.

TRHC Chairman and CEO, Calvin H. Knowlton, PhD., commented, “I am incredibly pleased with our first quarter results, having met or exceeded the high end of our financial expectations. During the quarter, we expanded our leadership position in our core PACE market and saw significant levels of interest for our Medication Risk Mitigation platform across the healthcare spectrum. This increased activity is driven by the shift to value-based care and heightened awareness of the risks surrounding adverse drug events. We’ve made significant progress on several fronts towards extending the Tabula Rasa footprint to reach a broader patient population and address these concerns.

Dr. Knowlton continued, “Our pipeline remains healthy and I am very confident about our growth prospects and ability to improve patient outcomes, while simultaneously reducing avoidable costs within the healthcare system.”

Brian W. Adams, TRHC Chief Financial Officer, said, “This was a very strong start to 2017 and our first quarter results demonstrate our ability to continue penetrating the PACE market with a number of significant clients starting our service as well as operationalizing new offerings for our payor and at-risk provider market. We remain confident that our revenue ramp and margin expansion are on track for the remainder of the year. We feel that the recurring nature of our revenue, high level of organic growth, and ability to drive operating leverage as we scale will create significant value for our shareholders.”

Financial Performance for the Three Months Ended March 31, 2017

All comparisons, unless otherwise noted, are to the three months ended March 31, 2016.

•                  Total revenue was $27.7 million, an increase of 37%. Total revenue included product revenue of $22.7 million, an increase of 28%, and service revenue of $5.0 million, an increase of 110%. Product revenue increased as a result of existing client expansion as well as the addition of a number of new clients during the quarter. The majority of the increase in service revenue was the result of the commencement of the Enhance Medication Therapy Management program on January 1, 2017.

•                  Gross margin was 29%, compared to 31%. The year over year decrease is primarily related to a reduction in our product gross margin which was impacted by investments related to significant new contracts implemented in the first quarter of 2017. Onboarding new clients can result in temporary reductions in gross margin as the new clients transition onto TRHC services.

•                  Non-GAAP Adjusted EBITDA was $3.0 million, compared to $2.8 million, an increase of 7% compared to a year ago. The increase in Adjusted EBITDA was primarily driven by growth in the business, both in the PACE market and payor and at-risk provider market. Adjusted EBITDA margin was 11% in the first quarter of 2017 compared to 14% during the same period in 2016. Adjusted EBITDA margin was impacted by transition costs related new PACE clients, costs related to operating as a public company following TRHC’s initial public offering in the third quarter of 2016, as well as the investments that will enhance our growth and were discussed in the prior quarter.

•                  $3.1 million of incremental stock-based compensation expense related to restricted stock grants issued in connection with TRHC’s initial public offering was a significant contributing factor to TRHC’s reported net loss of $2.9 million in the quarter compared to net income of $0.2 million.

•                  Net loss per diluted share was $0.18, compared to net income per diluted share of $0.01. The net income per share calculations were based on a diluted share count of 16.2 million for the first quarter of 2017, compared to 12.4 million shares for the same period in 2016.

•                  Non-GAAP Adjusted net income per diluted share was $0.04, compared to adjusted net income per diluted share of $0.01.

•                  Cash at the end of the first quarter was $2.8 million compared to $4.3 million at December 31, 2016. The reduction in cash was due to a $1.5 million payment for contingent consideration made in the first quarter of 2017. No amounts were drawn on TRHC’s $25 million line of credit at the end of the first quarter or at December 31, 2016.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. Non-GAAP results exclude change in fair value of acquisition-related contingent consideration (income) expense, payroll tax expense related to stock option exercises and stock-based compensation expense. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Recent Business Highlights

The board of directors of TRHC approved the repurchase of Company common stock up to an aggregate of $5 million.

Business Outlook

Second Quarter 2017 Guidance: Revenue for TRHC’s second quarter 2017 is expected to be in the range of $27 million to $28 million. Net loss is expected to be in the range of $2.2 million to $1.7 million. Net loss projections include incremental stock-based compensation expense of approximately $2.1 million related to restricted stock grants issued in connection with TRHC’s initial public offering. Adjusted EBITDA is expected to be in the range of $3.0 million to $3.5 million.

Full Year 2017 Guidance: Revenue for fiscal year 2017 is expected to be in the range of $116.0 million to $118.0 million. Net income (loss) is expected to be in the range of ($0.5) million to $0.9 million. Net income (loss) projections include incremental stock-based compensation expense of approximately $5.2 million related to restricted stock grants issued in connection with TRHC’s initial public offering, which will be fully expensed by May 2017. There are no debt extinguishment charges anticipated in 2017. Adjusted EBITDA is expected to be in the range of $15.5 million to $17.0 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its first quarter 2017 performance today, Monday, May 1, 2017, at 5:00 p.m. EST. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 3892278 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until May 8, 2017 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 3892278.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. Since 2011, TRHC has focused on optimizing outcomes for PACE and other healthcare organizations through its unique Medication Risk Mitigation software and medication decision support and adherence tools.  For more information, please visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (GAAP), TRHC is also reporting Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net (loss) income plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, change in fair value of warrant liability, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net (loss) income attributable to common stockholders before accretion of redeemable convertible preferred stock, fair value adjustments related to the remeasurement of warrant liabilities, fair value adjustments for acquisition-related contingent consideration, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company’s future earnings discussions and, therefore, their inclusion should provide consistency in the company’s financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2017,  and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.tabularasahealthcare.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash	$2,805	$4,345
Accounts receivable, net	8,589	6,646
Inventories	3,021	2,911
Rebates receivable	315	312
Prepaid expenses	883	869
Other current assets	757	581
Total current assets	16,370	15,664
Property and equipment, net	6,889	6,409
Software development costs, net	3,762	3,350
Goodwill	21,686	21,686
Intangible assets, net	24,347	25,297
Other assets	323	333
Total assets	$73,377	$72,739
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$696	$674
Acquisition-related consideration payable	579	568
Acquisition-related contingent consideration	1,531	1,493
Accounts payable	5,940	6,115
Accrued expenses and other liabilities	5,337	2,159
Total current liabilities	14,083	11,009
Long-term debt	934	1,072
Long-term acquisition-related contingent consideration	—	1,515
Deferred income tax liability	927	832
Other long-term liabilities	2,307	2,205
Total liabilities	18,251	16,633

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	92,928	91,027
Accumulated deficit	(37,804)	(34,923)
Total stockholders’ equity	55,126	56,106
Total liabilities and stockholders’ equity	$73,377	$72,739

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenue:
Product revenue	$22,696	$17,785
Service revenue	4,993	2,372
Total revenue	27,689	20,157
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	17,405	12,982
Service cost	2,250	951
Total cost of revenue	19,655	13,933
Gross profit	8,034	6,224
Operating expenses:
Research and development	1,219	889
Sales and marketing	1,230	770
General and administrative	6,509	1,893
Change in fair value of acquisition-related contingent consideration expense	21	54
Depreciation and amortization	1,765	1,004
Total operating expenses	10,744	4,610
(Loss) income from operations	(2,710)	1,614
Other (income) expense:
Change in fair value of warrant liability	—	(134)
Interest expense	76	1,503
Total other expense	76	1,369
(Loss) income before income taxes	(2,786)	245
Income tax expense	95	36
Net (loss) income	$(2,881)	$209
Net (loss) income attributable to common stockholders:
Basic	$(2,881)	$293
Diluted	$(2,881)	$94
Net (loss) income per share attributable to common stockholders:
Basic	$(0.18)	$0.06
Diluted	$(0.18)	$0.01
Weighted average common shares outstanding:
Basic	16,238,761	4,671,097
Diluted	16,238,761	12,428,124

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(2,881)	$209
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,765	1,004
Amortization of deferred financing costs and debt discount	22	580
Payment of imputed interest on debt	—	(316)
Deferred taxes	95	22
Stock-based compensation	3,821	127
Change in fair value of warrant liability	—	(134)
Change in fair value of acquisition-related contingent consideration	21	54
Changes in operating assets and liabilities:
Accounts receivable, net	(1,943)	175
Inventories	(110)	15
Rebates receivable	(3)	17
Prepaid expenses and other current assets	(207)	(162)
Other assets	(1)	(34)
Accounts payable	—	355
Accrued expenses and other liabilities	1,296	905
Other long-term liabilities	102	1,718
Net cash provided by operating activities	1,977	4,535

Cash flows from investing activities:
Purchases of property and equipment	(865)	(2,412)
Software development costs	(800)	(248)
Change in restricted cash	—	200
Net cash used in investing activities	(1,665)	(2,460)

Cash flows from financing activities:
Proceeds from exercise of stock options	50	—
Payments for employee taxes for shares withheld	(88)	—
Payments for debt financing costs	(18)	—
Borrowings on line of credit	—	2,000
Payments of acquisition-related consideration	—	(180)
Payments of initial public offering costs	(132)	(401)
Payments of contingent consideration	(1,498)	(1,895)
Repayments of long-term debt	(166)	(1,338)
Net cash used in financing activities	(1,852)	(1,814)
Net (decrease) increase in cash	(1,540)	261
Cash, beginning of period	4,345	2,026
Cash, end of period	$2,805	$2,287

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Reconciliation of net (loss) income to Adjusted EBITDA
Net (loss) income	$(2,881)	$209
Add:
Change in fair value of warrant liability	—	(134)
Interest expense	76	1,503
Income tax expense	95	36
Depreciation and amortization	1,765	1,004
Change in fair value of acquisition-related contingent consideration expense	21	54
Payroll tax expense related to stock option exercises	83	—
Stock-based compensation expense	3,821	127
Adjusted EBITDA	$2,980	$2,799

	Three Months Ended March 31,
	2017		2016
Reconciliation of diluted net (loss) income per share attributable to common shareholders to Adjusted Diluted EPS
Net (loss) income	$(2,881)		$209
Decretion of redeemable convertible preferred stock	—		403
Undistributed income attributable to redeemable convertible preferred stockholders	—		(319)
Net (loss) income attributable to common stockholders, basic, and net (loss) income per share attributable to common stockholders, basic	$(2,881)	$(0.18)	$293	$0.06
Decretion of redeemable convertible preferred stock	—		(403)
Revaluation of warrant liability	—		(115)
Adjustment to undistributed income attributable to redeemable convertible preferred stockholders	—		319
GAAP net (loss) income attributable to common stockholders, diluted, and net (loss) income per share attributable to common stockholders, diluted	$(2,881)	$(0.18)	$94	$0.01
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	21		54
Payroll tax expense on stock option exercises	83		—
Stock-based compensation expense	3,821		127
Impact to income taxes (1)	(340)		(93)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$704	$0.04	$182	$0.01

(1)                   The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended
	March 31,
	2017	2016
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock oustanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding	16,238,761	4,671,097
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	—	1,981,049
Weighted average dilutive effect of common shares from warrants	—	361,206
Dilutive effect from preferred stock and preferred stock warrants assuming conversion at beginning of the year	—	5,414,772
Weighted average shares of common stock outstanding, diluted for GAAP	16,238,761	12,428,124
Adjustments:
Weighted average dilutive effect of stock options	1,498,560	—
Weighted average dilutive effect of common shares from stock warrants	28,773	—
Weighted average dilutive effect of restricted stock	461,470	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	18,227,564	12,428,124

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended June 30, 2017		Year Ended December 31, 2017
Reconciliation of Adjusted EBITDA to net income (loss)
Net income (loss)	$(2.2)	$(1.7)	$(0.5)	$0.9
Add:
Interest expense	0.1	0.1	0.4	0.4
Income tax expense	0.1	0.1	0.5	0.6
Depreciation and amortization	1.8	1.8	7.1	7.1
Stock-based compensation expense	3.2	3.2	8.0	8.0
Adjusted EBITDA	$3.0	$3.5	$15.5	$17.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829